Exhibit 99

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

Hanger Orthopedic Group Reports Earnings of $0.45 Per Diluted Share for the Second Quarter 2011

•                  14.1% Increase in Net Sales

•                  4.1% Growth in Patient Care Same Center Sales

•                  Adjusted EPS Growth of 21.6%

•                  Reaffirms Full Year Guidance

Austin, Texas,  July 27, 2011 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $234.8 million for the quarter ended June 30, 2011, an increase of $29.0 million, or 14.1%, from $205.8 million for the second quarter of 2010.  Diluted earnings per share were $0.45 for the second quarter of 2011, a 50.0% increase compared to $0.30 in the same period in 2010. Excluding costs related to the relocation of corporate headquarters, adjusted earnings per diluted share increased 21.6% to $0.45 for the second quarter from $0.37 for the second quarter of 2010.

The $29.0 million increase in sales for the second quarter of 2011 was the result of a $15.8 million increase from the therapeutic solutions segment, principally from the acquisition of Accelerated Care Plus (“ACP”); a $7.4 million or 4.1% increase in same-center sales in the patient care services segment; a $4.5 million increase due to acquisitions in the patient care services segment; and a $1.3 million or 5.6% increase in sales in the Company’s distribution segment.  Income from operations for the quarter ended June 30, 2011 was $32.9 million compared to $23.1 million in the prior year.  Excluding the headquarters relocation costs, adjusted income from operations increased 20.5% for the three months ended June 30, 2011. Adjusted income from operations as a percentage of revenue increased 70 basis points to 14.0% for the second quarter of 2011, with 30 basis points attributable to the acquisition of ACP and the remainder to improved leverage from the Company’s existing businesses.

Net sales for the six months ended June 30, 2011 increased by $51.1 million, or 13.3%, to $435.2 million from $384.1 million in 2010.  The sales increase was driven by a $31.7 million increase in the therapeutic solutions segment, resulting primarily from the acquisition of ACP; a $7.7 million or 2.3% increase in same-center sales in the patient care services segment; an $8.7 million increase due to acquisitions in the patient care services segment; and a $3.0 million increase in sales in the Company’s distribution segment.  As a percentage of sales adjusted income from operations increased by 50 basis points due to improved leverage in our core business and the acquisition of ACP.  Diluted earnings per share were $0.63 for the six months ended June 30, 2011, a 50.0% increase compared to $0.42 in the same period in 2010. Excluding the headquarters relocation costs, diluted earnings per share increased $0.11 or 20.8%, to $0.64 for the six months ended June 30, 2011 from $0.53 in the 2010 period.

The Company generated $22.1 million in cash flows from operations during the second quarter of 2011 compared to $19.6 million in the same prior-year quarter.  As of June 30, 2011, the Company had $116.1 million in total liquidity, which included $19.5 million of cash and $96.6 million, net of $3.4 million in letters of credit, available under its revolving credit facility.  The Company’s leverage ratio, as defined in its credit facilities, improved to 3.27 at the end of the second quarter of 2011.

“This quarter our patient care services segment proved to be resilient, delivering same center sales growth of 4.1%.  This growth combined with the results of ACP and our continued focus on expense containment enabled us to continue to deliver double-digit earnings growth,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “We are optimistic of our prospects for continued growth for the second half of 2011.  We will continue our disciplined approach to acquisitions and diversification into new adjacent business as well as growing our business and controlling cost.”

The Company has substantially completed the relocation of its corporate headquarters from Bethesda, Maryland to Austin, Texas. The cost of the move is reported as a separate component of income from operations.  The Company anticipates incurring $0.5 million to $1.5 million of additional costs in 2011 as the final employee moves are completed.

The Company expects full 2011 year revenues of between $945 million and $955 million. Based on the results for the first six months of the year, the Company believes it is more likely that sales for the full year will be at the low end of the range.  The Company expects full year adjusted diluted EPS between $1.66 to $1.71.  As in past years, the Company has a goal to increase operating margins by 20-40 basis points in its core business in 2011. Operating margins are at the high end of that range for the first six months and will likely exceed that goal for the full year. The Company expects to generate cash flow from operations of $85-$95 million and to invest $40-$50 million in new capital additions to fund its core businesses, ACP’s continued expansion and the development of a comprehensive electronic practice management system.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers, with in excess of 675 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation, serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc

( in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Income Statement:
Net sales	$234,751	$205,808	$435,190	$384,124
Cost of goods sold - materials	68,514	62,753	126,622	116,403
Personnel costs	81,014	70,552	159,903	139,321
Other operating expenses	44,603	40,710	81,993	76,025
Relocation expenses	42	4,185	417	6,244
Depreciation and amortization	7,696	4,460	14,988	8,771
Income from operations	32,882	23,148	51,267	37,360
Interest expense	7,791	7,506	16,170	15,048
Income before taxes	25,091	15,642	35,097	22,312
Provision for income taxes	9,660	5,880	13,453	8,548
Net income	$15,431	$9,762	$21,644	$13,764

Basic Per Common Share Data:
Net income	$0.46	$0.30	$0.65	$0.43
Shares used to compute basic per share amounts	33,499,268	32,032,265	33,429,502	31,957,007

Diluted Per Common Share Data:
Net income	$0.45	$0.30	$0.63	$0.42
Shares used to compute diluted per share amounts	34,365,395	32,831,310	34,284,513	32,750,873

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$32,882	$23,148	$51,267	$37,360
Relocation expenses	42	4,185	417	6,244
Adjusted Income from Operations	$32,924	$27,333	$51,684	$43,604

Net income	$15,431	$9,762	$21,644	$13,764
Relocation expenses, net of taxes	26	2,512	256	3,747
Adjusted net income	$15,457	$12,274	$21,900	$17,511

Adjusted net income per diluted share	$0.45	$0.37	$0.64	$0.53

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	29.2%	30.5%	29.1%	30.3%
Personnel costs	34.5%	34.3%	36.7%	36.3%
Other operating expenses	19.0%	19.8%	18.8%	19.8%
Relocation expenses	0.0%	2.0%	0.1%	1.6%
Depreciation and amortization	3.3%	2.2%	3.4%	2.3%
Income from operations	14.0%	11.2%	11.9%	9.7%
Interest expense	3.3%	3.6%	3.7%	3.9%
Income before taxes	10.7%	7.6%	8.2%	5.8%
Provision for income taxes	4.1%	2.9%	3.1%	2.2%
Net income	6.6%	4.7%	5.1%	3.6%

Adjusted income from operations	14.0%	13.3%	11.9%	11.4%
Adjusted net income	6.6%	6.0%	5.0%	4.6%

Hanger Orthopedic Group, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash Flow Data:
Cash flow provided by operations	$22,128	$19,553	$10,633	$7,480
Capital expenditures	$8,732	$5,826	$14,169	$13,740
(Decrease) increase in cash and cash equivalents	$(140)	$8,067	$(16,782)	$(12,425)

	June 30, 2011	December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$19,526	$36,308
Days Sales Outstanding (DSO’s)	50	52
Working Capital	$201,576	$185,799
Total Debt	$506,133	$508,684
Shareholders’ Equity	$391,613	$364,427

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue mix:
Patient-care services	82.2%	88.0%	81.3%	87.8%
Distribution	10.9%	11.8%	11.3%	12.0%
Therapeutic solutions	6.9%	0.2%	7.4%	0.2%

Payor mix:
Commercial and other	59.2%	59.3%	59.4%	59.3%
Medicare	28.5%	29.0%	28.4%	28.7%
Medicaid	6.9%	6.3%	6.8%	6.5%
VA	5.4%	5.4%	5.4%	5.4%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, adjusted income from operations, and adjusted income per diluted share are the non-GAAP financial measures.